Exhibit 2(i)

TRANSFER AGREEMENT

between

Atmospheric Glow Technologies, LLC

(“A-G Tech”)

and

Atmospheric Glow Technologies, Inc. (Formerly Tice Technology, Inc.)

(“Tice”)

DATED: February 29, 2004

5.25	Disclosure	20
ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF TICE	20
6.1	Organizational Matters	20
6.2	Authority	20
6.3	Noncontravention	21
6.4	Financial Statements	21
6.5	Absence of Undisclosed Liabilities	21
6.6	Absence of Changes	22
6.7	Title to Assets	23
6.8	Real Property - Leased	23
6.9	Personal Property - Owned	24
6.10	Personal Property - Leased	24
6.11	Agreements	24
6.12	Litigation	26
6.13	Compliance; Governmental Authorization	26
6.14	Labor Relations; Employees	26
6.15	Employee Benefit Plans	26
6.16	Related Party Transactions	27
6.17	Intellectual Property	28
6.18	Insurance	28
6.19	Accounts and Notes Receivable	28
6.20	Tax Matters	29
6.21	Brokers	29
6.22	Transferors	30
ARTICLE 7	COVENANTS OF A-G TECH	30
7.1	Conduct of Business Until Closing Date	30
7.2	Access to Properties and Records	32
7.3	Advice of Changes	32
7.4	Conduct	32
7.5	Approvals	32
7.6	Further Assurances	32
7.7	Name Change	32
7.8	Confidentiality; Return of Documents	32
ARTICLE 8	COVENANTS OF TICE	33
8.1	Conduct of Business Until Closing Date	33
8.2	Access to Properties and Records	34
8.3	Advice of Changes	34
8.4	Conduct	34
8.5	Name Change	34
8.6	Confidentiality; Return of Documents	35
ARTICLE 9	CONDITIONS TO OBLIGATIONS OF TICE	35
9.1	Authorization	35
9.2	Accuracy of Representations and Warranties	35
9.3	Performance of Agreements	35
9.4	Legislation	35
9.5	Consent	35

ARTICLE 10	CONDITIONS TO OBLIGATIONS OF A-G TECH	36
10.1	Authorization	36
10.2	Accuracy of Representations and Warranties	36
10.3	Performance of Agreements	36
10.4	Legislation	36
10.5	Divestiture of Subsidiaries	36
10.6	Employees	36
10.7	Capitalization	36
10.8	Liabilities	36
10.9	Taxes	37
10.10	Reports	37
ARTICLE 11	TERMINATION	37
11.1	Termination	37
11.2	Effect	37
ARTICLE 12	INDEMNIFICATION	38
12.1	Survival	38
12.2	Indemnification	38
12.3	Third Party Claims	40
12.4	Remedies Cumulative	41
12.5	Recoveries	41
12.6	Characterization	41
ARTICLE 13	MISCELLANEOUS	41
13.1	Expenses; Transfer Taxes	41
13.2	Parties in Interest	41
13.3	Entire Agreement; Amendments	42
13.4	Headings	42
13.5	Notices	42
13.6	Publicity	43
13.7	Counterparts	43
13.8	Governing Law	43
13.9	Waivers	43
13.10	Defined Terms	43
13.11	Construction	43
13.12	Attorneys Fees	43
13.13	Arbitration	43

DEFINITIONS

Section
“A-G Tech”	Introduction
“A-G Tech’s Balance Sheet”	5.4
“A-G Tech’s Balance Sheet Date”	5.4
“A-G Tech’s Financial Statements”	5.4
“A-G Tech’s Plans”	5.15(a)
“Agreement”	Introduction
“Assumed Obligations”	2.1
“Closing”	4.1
“Closing Date”	4.1
“COBRA”	5.15(f)
“Code”	5.15(b)
“Encumbrances”	5.7(a)
“ERISA”	5.15(a)
“Excluded Assets”	1.2
“Excluded Obligations”	2.2
“Financial Statements”	5.4
“Hazardous Substance”	5.13(d)
“Indemnified Party”	12.3
“Indemnifying Party”	12.3
“Intellectual Property”	1.1(h)
“Returns”	5.23
“Special Survival Date”	12.1
“Survival Date”	12.1
“Taxes”	5.23
“TCRD”	3.1(d)
“Term Sheet”	Introduction
“Tice”	Introduction
“Tice’s Balance Sheet”	6.4
“Tice’s Balance Sheet Date”	6.4

“Tice’s Financial Statements”	6.4
“Tice’s Plans”	6.15(a)
“Transfer Price”	3.1
“Transferred Assets”	1.1
“Transferred Business”	Introduction

INDEX TO EXHIBITS

Section and Exhibit	Description
4.3(b)	Certificate of Transfer
4.3(e)(1)	Subscription Agreement – Atmospheric Glow Technologies, LLC
4.3(e)(2)	Subscription Agreement – Tennessee Research & Development Center
4.3(f)	Voting Agreement
4.3(g)(1)	Employment Agreement – Thomas W. Reddoch
4.3(g)(2)	Employment Agreement – Kimberly Kelly-Wintenberg
4.3(g)(3)	Employment Agreement – Daniel Sherman
4.3(g)(4)	Employment Agreement – Suzanne South
4.3(g)(5)	Employment Agreement – Dan Kelly
4.3(h)	Noncompetition Agreement
4.4(c)	Assumption Agreement
4.4(e)	Registration Rights Agreement

INDEX TO SCHEDULES

Section and Schedule	Description
1.1(e)	Leases, Orders – A-G Tech
1.1(h)	Intellectual Property – A-G Tech
1.1(k)	Governmental Licenses – A-G Tech
1.1(l)	Securities or Stock – A-G Tech
2.1(6)	Liabilities Assumed Not on Balance Sheet – A-G Tech
3.3	Allocation or Transfer Price
5.1	Organizational Matters – A-G Tech
5.4	Financial Statements – A-G Tech

5.5	Liabilities – A-G Tech
5.6	Changes – A-G Tech
5.7	Encumbrances – A-G Tech
5.8	Real Property – Leased – A-G Tech
5.9	Personal Property – Owned – A-G Tech
5.10	Personal Property – Leased – A-G Tech
5.11	Agreements – A-G Tech
5.12	Litigation – A-G Tech
5.13	Hazardous Substances – A-G Tech
5.14	Labor Relations; Employees – A-G Tech
5.15	Employee Benefit Plans – A-G Tech
5.16	Related Party Transactions – A-G Tech
5.17	Customers & Suppliers – A-G Tech
5.18	Market Information – A-G Tech
5.20	Insurance – A-G Tech
5.21	Accounts and Notes Receivable – A-G Tech
5.22	Inventories – A-G Tech
5.23	Tax Matters – A-G Tech
6.5	Liabilities – Tice
6.6	Changes – Tice
6.7	Encumbrances – Tice
6.8	Real Property – Leased – Tice
6.9	Personal Property – Owned – Tice
6.10	Personal Property – Leased – Tice
6.11	Agreements – Tice
6.12	Litigation – Tice
6.14	Employees – Tice
6.15	Employee Benefit Plans – Tice
6.16	Related Party Transactions – Tice
6.17	Intellectual Property – Tice
6.18	Insurance – Tice

6.19	Accounts and Notes Receivable – Tice
6.20	Tax Matters – Tice
6.22	Transferors
10.7	Additional Securities – Tice

This TRANSFER AGREEMENT (this “Agreement”) is entered into as of February 29, 2004, between Atmospheric Glow Technologies, Inc. (formerly, Tice Technology, Inc.), a Delaware corporation (“Tice”), and Atmospheric Glow Technologies, LLC, a Tennessee limited liability company (“A-G Tech”).

W I T N E S S E T H:

WHEREAS, A-G Tech has licenses to develop and commercialize certain technology using atmospheric plasma and has begun developing products using such technology (such business being called the “Transferred Business”);

WHEREAS, the parties have entered into a term sheet outlining the terms and structure of this transaction (the “Term Sheet”) which finalized in this Agreement; and

WHEREAS, the parties desire that A-G Tech transfer, convey and assign to Tice substantially all of the assets, properties and rights of A-G Tech as a going concern; and that Tice acquire the same, subject to the assumption by Tice of certain liabilities and obligations of A-G Tech, upon the terms set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth below, the parties agree as follows:

ARTICLE 1

TRANSFERRED ASSETS AND RELATED MATTERS

1.1 Transferred Assets. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Article 4 hereof), A-G Tech shall transfer, convey and assign to Tice, and Tice shall acquire from A-G Tech all of the assets, properties and rights, wherever located, real, personal and mixed, tangible and intangible, as the same shall exist immediately prior to the Closing (except for those assets set forth in Section 1.2 hereof), including, but not limited to, the following:

(a) all machinery, equipment, tools, vehicles, furniture, fixtures, office equipment and supplies, and other items of tangible personal property and all warranties relating thereto;

(b) all real property and interests therein, including land, buildings, structures and improvements located thereon, fixtures contained therein, appurtenances attached thereto, and leasehold improvements;

(c) all inventories, including but not limited to, all raw materials, work-in-process, intermediates, finished products, supplies, spare parts, packaging and shipping containers and materials;

(d) all prepaid expenses, advances, escrows and deposits of A-G Tech the benefit of which will accrue to Tice, except for those that specifically relate to Excluded Assets (as defined in Section 1.2) or Excluded Obligations (as defined in Section 2.2);

(e) all rights of A-G Tech under all contracts, licenses, leases, permits, commitments, purchase orders, sales orders and other agreements which are described on Schedule 1.1(e) attached hereto;

(f) all accounts and notes receivable;

(g) all rights of A-G Tech in and to insurance and indemnity claims relating to the Transferred Business, the Transferred Assets (as defined in Section 1.1) or the Assumed Obligations (as defined in Section 2.1);

(h) all patents, patent applications, trade names, fictitious or assumed names, registered and unregistered service marks, service mark applications, registered and unregistered trademarks, trademark applications, copyrights and copyright applications (in both published and unpublished works), patterns, inventions, trade secrets, logos, slogans, software, process technology and formulae, license agreements, research and development projects and reports, market reports, product or customer surveys, and all other proprietary, technical and other information and intellectual property rights, whether patentable or unpatentable (collectively, the “Intellectual Property”), and the goodwill associated therewith, including, but not limited to, those described on Schedule 1.1(h) attached hereto;

(i) all records and files, including, but not limited to, property records, production records, engineering records, research records, purchasing and sales records, correspondence with suppliers and customers (both actual and prospective), personnel and payroll records, accounting records, plant records, mailing lists, customer and vendor lists and records, sales aids, and computer programs, records, files and related software; provided however, as to any records related to filings required by AG-Tech such as tax filings, environmental and contract compliance filings, AG-Tech may, at its election, provide copies of the source documents rather than originals and, in any case, Tice will make available to AG-Tech all such documents for the purpose of allowing AG-Tech to comply with its filing requirements or as may be required by its auditors or auditors or inspectors of such filings;

(j) all stationary, purchase orders, forms, invoices, labels, shipping material, catalogs, brochures, art work, photographs, advertising materials, merchandising and display materials;

(k) to the extent transferable, all governmental licenses, permits, authorizations and approvals, which are described on Schedule 1.1(k) attached hereto;

(l) all shares of stock or other securities owned by A-G Tech which relate to the Transferred Business, which are described on Schedule 1.1(l) attached hereto; and

(m) any cash on hand in excess of $25,000.

For convenience of reference, the assets, properties and rights to be transferred, conveyed and assigned to Tice hereunder, exclusive of the Excluded Assets, are herein collectively called “Transferred Assets”.

1.2 Excluded Assets. Anything contained in Section 1.1 hereof to the contrary notwithstanding, there are expressly excluded from the assets, properties and rights to be transferred, conveyed and assigned to Tice hereunder the following:

(a) the consideration delivered by Tice to A-G Tech pursuant to this Agreement;

(b) up to $25,000 in cash of A-G Tech on hand and in banks, certificates of deposit, commercial paper and similar securities; and

(c) A-G Tech’s minute books and other corporate records having exclusively to do with the corporate organization of A-G Tech.

For convenience of reference, the assets, properties and rights which are not to be transferred, conveyed and assigned to Tice hereunder are herein collectively called “Excluded Assets”.

1.3 Assignment of Contracts. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or attempted agreement to transfer, sublease or assign any contract, license, lease, sales order, purchase order, commitment or other agreement or any claim or right or any benefit arising thereunder or resulting therefrom or any permit or operating authority if an attempted transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way adversely affect the rights of Tice or A-G Tech thereunder. A-G Tech will use its best efforts to obtain the consent of such other party to the assignment or transfer thereof to Tice in all cases in which such consent is required for assignment or transfer. If such consent is not obtained, A-G Tech will cooperate with Tice in any arrangements necessary or desirable to provide for Tice the benefits thereunder, including, without limitation, enforcement for the benefit of Tice of any and all rights of A-G Tech against the other party thereto arising out of the cancellation by such other party or otherwise. Nothing contained in this Section 1.3 will affect the liability, if any, of A-G Tech pursuant to this Agreement for failing to disclose the need for such consent or approval.

1.4 Passage of Title and Risk of Loss. Legal and equitable title and risk of loss with respect to the Transferred Assets will not pass to Tice until such assets are transferred at the Closing.

ARTICLE 2

ASSUMPTION OF CERTAIN LIABILITIES

2.1 Assumed Obligations. At the closing, Tice will assume the following liabilities and obligations, and only the following liabilities and obligations, of A-G Tech:

(a) those liabilities and obligations reflected on or reserved against on the A-G Tech’s Balance Sheet (as defined in Section 5.4 hereof) and those liabilities and obligations arising after the date hereof, agreed to by Tice and listed on Schedule 2.1(a), which are incurred in the ordinary course of business by A-G Tech, except that no more than $30,000.00 of liabilities for deferred compensation owed by A-G Tech will be assumed; and

(b) those liabilities and obligations arising after the Closing under those contracts, licenses, leases, permits, commitments, purchase orders, sales orders and other agreements set forth on Schedule 1.1(e), effectively assigned and transferred to Tice pursuant to Section 1.1(e) hereof, to the extent such do not constitute any misrepresentation or breach of warranty by A-G Tech.

For convenience of reference, the liabilities and obligations being assumed by Tice as stated above are herein collectively called the “Assumed Obligations”.

2.2 Excluded Obligations. Any other provision of this Agreement to the contrary notwithstanding, Tice will not assume any liability or obligation of A-G Tech or the Transferred Business not included in the Assumed Obligations, including, but not limited to, the following:

(a) any liabilities and obligations of A-G Tech for Federal, state, territorial, local and foreign taxes (including, without limitation, franchise, income, personal, real property, sales, use, unemployment, gross receipts, excise, payroll, withholding or other taxes) not reflected or reserved against on the A-G Tech’s Balance Sheet;

(b) any claims, demands, liabilities or obligations of any nature whatsoever which arose or were incurred at or before the Closing, or which are based on events occurring or conditions existing at or before the Closing, or which are based on services performed by A-G Tech at or before the Closing, or which relate to goods or products of A-G Tech shipped or delivered at or before the Closing or goods or products of A-G Tech in transit prior to or at the Closing and delivered after the Closing, (1) notwithstanding that the claim, demand, liability or obligation arises or becomes manifest after the Closing and (2) regardless of whether or not set forth or otherwise disclosed on any Schedule attached hereto (whether or not required to be so set forth or disclosed);

(c) any actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or threatened against A-G Tech or the Transferred Business;

(d) any liabilities and obligations of A-G Tech for amounts owed to any owner of A-G Tech or any person affiliated therewith, in such person’s capacity as an owner of A-G Tech;

(e) any liabilities and obligations of A-G Tech existing at the Closing with respect to accrued holiday, vacation and severance pay relating to employees of A-G Tech or the Transferred Business not reflected or reserved against on the A-G Tech’s Balance Sheet;

(f) any liabilities or obligations for payments due or required to be made under any pension, retirement, savings or other compensation plan maintained by A-G Tech or any other entity;

(g) deferred compensation liability in excess of $30,000;

(h) any liabilities and obligations of A-G Tech under this Agreement or with respect to or arising out of the transactions contemplated hereby;

(i) any liabilities and obligations relating to the Excluded Assets; and

(j) any other liabilities and obligations of A-G Tech not being specifically assumed by Tice pursuant to Section 2.1 above.

For convenience of reference, the liabilities and obligations of A-G Tech not being assumed by Tice as aforesaid are collectively called the “Excluded Obligations”. A-G Tech shall take any and all actions which may be necessary to prevent any person, firm or governmental authority from having recourse against the Transferred Business, any of the Transferred Assets or against Tice with respect to any Excluded Obligations and shall discharge all Excluded Obligations when they become due and payable.

ARTICLE 3

CONSIDERATION FOR TRANSFER

3.1 Transfer Price. The aggregate consideration (the “Transfer Price”) to be paid to A-G Tech for the Transferred Assets shall be:

(a) 87,456,629 Common Shares and 500,000 Class B Common Shares of Tice issued to A-G Tech;

(b) the amount of the Assumed Obligations, payable by the assumption of such liabilities (including the satisfaction of $225,000 advanced by the Tennessee Center for Research and Development (“TCRD”) to A-G Tech, plus interest calculated at 8% from the date of the advance until the Closing with 3,214,286 Common Shares of Tice);

(c) $1,525,000 advanced by Tice to A-G Tech prior to Closing to fund a redemption of stock of certain owners of A-G Tech; and

(d) $2,037,500 advanced by Tice to A-G Tech through February 29, 2004.

3.2 Payment of Transfer Price. At the Closing, Tice shall have authorized the issuance to A-G Tech and TCRD of the shares described above. The certificates for such shares shall be delivered as soon as the certificates reflecting Tice’s name change are printed and the transfer agent is able to prepare and send the certificates.

3.3 Allocation. The total Transfer Price (the value of the securities advanced in connection with the purchase based on $0.11 per share and the amount of the Assumed Obligations) will be allocated as set forth on Schedule 3.3. The parties will use such allocation in reporting the transaction for Federal and state tax purposes.

ARTICLE 4

CLOSING

4.1 Closing Date. The closing for the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Tice in Knoxville, Tennessee, on February 29, 2004 at 11:00 A.M., or on such other date and at such other time or place as Tice and A-G Tech may mutually agree. The date on which the Closing actually occurs is called the “Closing Date”.

4.2 Simultaneous Actions. All actions to be taken and all documents to be executed and delivered by the parties at the Closing will be deemed to have been taken and executed simultaneously and no actions will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

4.3 Deliveries by A-G Tech. On or before the Closing Date, A-G Tech will deliver to Tice the following:

(a) Closing Certificate. An accurate certificate, dated the Closing Date, of A-G Tech, satisfactory in form and substance to Tice, certifying that:

(1)	the representations and warranties of A-G Tech contained in this Agreement are true and accurate on and as of the Closing Date with the same force and effect as if made on the Closing Date;

(2)	A-G Tech has performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement;

(3)	attached thereto are true and complete copies of resolutions adopted by A-G Tech’s board of governors and members approving this Agreement and the transactions contemplated hereby;

(4)	the incumbency and specimen signature of each officer of A-G Tech executing this Agreement and any other document to be executed by A-G Tech are as set forth in such certificate; and

(5)	A-G Tech is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code.

(b) Instruments of Transfer. A duly executed Certificate of Transfer and general instrument of assignment in substantially the form of Exhibit 4.3(b) attached hereto and such other duly executed endorsements, assignments and instruments of transfer, conveyance and assignment in form and substance reasonably satisfactory to Tice, as are necessary or desirable to effect the transfers, conveyances and assignments to Tice referred to in Article 1 hereof.

(c) Articles of Amendment. Articles of Amendment to A-G Tech’s Articles of Organization in form suitable for filing, changing A-G Tech’s name as contemplated by Section 7.7 hereof.

(d) Consents. Duly executed consents, authorizations, orders or approvals of any third party (including, without limitation, any governmental body, lender, lessor, licensor, supplier, customer or other party to any agreement listed on Schedule 5.11 which are required for the consummation of the transactions contemplated by this Agreement, each of which shall be in full force and effect on the Closing Date.

(e) Subscription Agreement. Subscription Agreements executed by A-G Tech and by the Tennessee Research and Development Center in the form attached hereto as Exhibits 4.3(e)(1) and 4.3(e)(2).

(f) Voting Agreement. A Voting Agreement in the form attached hereto as Exhibit 4.3(f).

(g) Employment Agreements. Employment Agreements with Thomas W. Reddoch, Kimberly Kelly-Wintenberg, Daniel Sherman, Suzanne South and Dan Kelly which will be in substantially the form attached hereto as Exhibits 4.3(g)(1), 4.3(g)(2), 4.3(g)(3), 4(g)(4) and 4(g)(5). These agreements will be entered into between the named employees and Tice following closing.

(h) Noncompetition Agreement. A Noncompetition Agreement in the form attached hereto as Exhibit 4.3(h).

4.4 Deliveries by Tice. On or before the Closing Date, Tice will have delivered to A-G Tech the following:

(a) Closing Certificate. An accurate certificate, dated the Closing Date, of a duly authorized officer of Tice, satisfactory in form and substance to A-G Tech, certifying that:

(1)	the representations and warranties of Tice contained in this Agreement are true and accurate on and as of the Closing Date with the same force and effect as if made on the Closing Date;

(2)	Tice has performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement;

(3)	attached thereto are true and complete copies of resolutions adopted by Tice’s board of directors approving this Agreement and the transactions contemplated hereby; and

(4)	the incumbency and specimen signature of each officer of Tice executing this Agreement and any other document to be executed by Tice are as set forth in such certificate.

(b) Shares Certificates. Certificates for the shares described in Sections 3.1 and 3.2 hereof (to be delivered as soon as practical after the Closing).

(c) Assumption Agreement. A duly executed instrument of assumption whereby Tice shall assume the Assumed Obligations as provided herein, which instrument of assumption shall be in substantially the form of Exhibit 4.4(c) attached hereto.

(d) Certificate of Amendment of Certificate of Incorporation. Certificate of Amendment to Certificate of Incorporation of Tice in a form suitable for filing changing Tice’s name as contemplated by Section 8.5 hereof.

(e) Registration Rights Agreement. A Registration Rights Agreement in the form attached hereto has Exhibit 4.4(e).

(f) Conversion and Approval. An election by Patrick L. Martin converting 500,000 of his Class B Common Shares of Tice to 500,000 Common Shares of Tice and an approval by Mr. Martin of the issuance of the 500,000 Class B Common Shares of Tice to A-G Tech.

(g) Voting Agreement. A Voting Agreement executed by Patrick L. Martin in the form attached hereto as Exhibit 4.3(f).

(h) Employment Agreements. Employment Agreements described in 4.3(g) above.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF A-G TECH

A-G Tech represents and warrants to Tice as follows:

5.1 Organizational Matters. A-G Tech is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee. A-G Tech is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the property owned, leased or operated by it in connection with the Transferred Business or the nature of the business conducted by the Transferred Business (each of which jurisdictions is listed in Schedule 5.1 attached hereto). A-G Tech has delivered to Tice complete and correct copies of its Articles of Organization and Operating Agreement, in each case as amended to the date hereof.

5.2 Authority. A-G Tech has all requisite corporate power and authority to: own, lease and operate its properties; carry on the Transferred Business as now being conducted; enter into this Agreement; perform its obligations hereunder; and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by A-G Tech, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of A-G Tech. This Agreement has been duly and validly executed by A-G Tech, and is a valid and binding obligation of A-G Tech, enforceable in accordance with its terms.

5.3 Noncontravention. To the best of A-G Tech’s knowledge, neither the execution, delivery and performance of this Agreement by A-G Tech, nor the consummation by A-G Tech of the transactions contemplated hereby nor compliance by A-G Tech with any of the provisions hereof will:

(a) conflict with or result in a breach of any provision of the Articles of Organization or Operating Agreement of A-G Tech,

(b) cause a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms of any note, bond, lease, mortgage, indenture, license, warranty or other instrument or agreement to which A-G Tech is a party, or by which A-G Tech or any of its assets is or may be bound or benefited, or

(c) violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree applicable to A-G Tech or any of its respective assets.

No consent or approval by, or any notification of or filing with, any public body or authority is required in connection with the execution, delivery and performance by A-G Tech of this Agreement, or the consummation by A-G Tech of the transactions contemplated hereby.

5.4 Financial Statements. Schedule 5.4 attached hereto contains true and complete copies of the following (collectively, the “A-G Tech’s Financial Statements”):

(a) the audited balance sheet of A-G Tech at December 31, 2002, and the related audited statements of income, retained earnings and cash flow for the fiscal year then ended, and notes related thereto; and

(b) the unaudited balance sheet (the “A-G Tech’s Balance Sheet”) of A-G Tech at December 31, 2003 (the “A-G Tech’s Balance Sheet Date”) and the related unaudited statement of income for the twelve months then ended prepared by A-G Tech.

Except as otherwise noted in the A-G Tech’s Financial Statements, the A-G Tech’s Financial Statements are complete and present fairly the financial position of A-G Tech and the results of its operations as of the dates thereof and for the periods covered thereby in conformity with generally accepted accounting principles applied on a consistent basis.

5.5 Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.5 attached hereto, at the A-G Tech’s Balance Sheet Date:

(a) the Transferred Business had no liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which were not provided for or disclosed on the A-G Tech’s Balance Sheet,

(b) all reserves established by A-G Tech and set forth on the A-G Tech’s Balance Sheet were adequate for the purposes indicated therein, and

(c) there were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board) which were not adequately provided for in the A-G Tech’s Balance Sheet.

5.6 Absence of Changes. Since the A-G Tech’s Balance Sheet Date, except as set forth on Schedule 5.6 attached hereto, A-G Tech has operated the Transferred Business in the ordinary course and there has not been:

(a) any adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business of A-G Tech;

(b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the Transferred Assets;

(c) any increase in the compensation or benefits of any officer, director, employee, consultant or agent (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), or the entering into of any contract with any officer, director or employee, or the making of any loan to, or engagement in any transaction with, any officers or directors of A-G Tech;

(d) any capital expenditure or commitment therefore by A-G Tech in excess of $25,000 in the aggregate for additions to property, plant or equipment;

(e) any forward purchase commitments in excess of the requirements for normal operating inventories or at prices higher than market prices prevailing at the time the commitment was entered into;

(f) any forward sales commitments;

(g) any write-down or write-up of the value of any inventory of the Transferred Business or any write-off as uncollectible of any accounts or notes receivable of the Transferred Business or any portion thereof;

(h) any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) incurred, or any transaction, contract or commitment entered into, by A-G Tech, other than items incurred or entered into (as the case may be) in the ordinary course of business, each of which has been properly recorded in A-G Tech’s financial records;

(i) any payment, discharge or satisfaction of any claim, encumbrance or liability by A-G Tech other than in the ordinary course of business (whether absolute, accrued, contingent or otherwise and whether due or to become due);

(j) any amendment or termination of any contract, license, lease, commitment or other agreement to which A-G Tech is a party, except in the ordinary course of business;

(k) any actual or threatened labor trouble, problem or grievance adversely affecting the Transferred Business or the Transferred Assets;

(l) any license, sale, transfer, pledge, mortgage or other disposition of any tangible or intangible asset or Intellectual Property of the Transferred Business, except sales of inventory in the ordinary course of business;

(m) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of A-G Tech relating to the Transferred Assets or the Transferred Business;

(n) any change in the accounting methods or practices followed by A-G Tech or any change in depreciation or amortization policies or rates theretofore adopted;

(o) any change in the suppliers, customers or the personnel of A-G Tech other than such routine changes which occur in the ordinary course of business, which changes have not been, individually or in the aggregate, adverse to the Transferred Business;

(p) any material change in the prices charged or to be charged by A-G Tech to its customers or by any supplier to A-G Tech;

(q) any decrease in the level of maintenance of tangible Transferred Assets from that level generally in effect prior to the A-G Tech’s Balance Sheet Date;

(r) any failure to operate the Transferred Business in the ordinary course of business, including, but not limited to, any failure by A-G Tech to make capital expenditures or investments in the Transferred Business or any failure to pay trade accounts payable when due; or

(s) any agreement or understanding, whether in writing or otherwise, for A-G Tech to take any of the actions specified above in items (a) through (r) above.

5.7 Title to Assets. (a) A-G Tech has good and marketable title to all of the Transferred Assets, free and clear of all liens, pledges, charges, security interests, rights of way, options, rights of first refusal, conditions, restrictions or encumbrances of any kind or character, whether or not relating to the extension of credit or the borrowing of money (collectively, “Encumbrances”), except for the Encumbrances set forth on Schedule 5.7, and liens for taxes and governmental charges not yet due and payable.

(b) The Transferred Assets include all assets and properties and all rights necessary or desirable to permit Tice to carry on the Transferred Business as presently conducted by A-G Tech and to commercialize the patents for the atmospheric plasma. A-G Tech has complete and unrestricted power and the unqualified right to sell, convey, assign, transfer and deliver the Transferred Assets (subject to obtaining any consents or waivers of third parties disclosed on Schedule 5.11 and required in connection with such sale, conveyance, assignment, transfer and delivery of the Transferred Assets or any part thereof). The instruments of transfer, conveyance and assignment executed and delivered by A-G Tech to Tice at the Closing will be valid and binding obligations of A-G Tech, enforceable in accordance with their respective terms, sufficient for purposes of recordation and filing where permitted by law, sufficient to transfer, convey and assign to Tice all of A-G Tech’s interest in and to the Transferred Assets, the foregoing to constitute good and marketable title thereto, free and clear of all Encumbrances, and sufficient to vest in Tice the full right, power and authority to conduct the Transferred Business as presently conducted.

5.8 Real Property - Leased. Schedule 5.8 attached hereto contains a list and brief description (including with respect to each lease a statement as to whether there is any requirement of consent of the lessor to the assignment and a statement as to whether the lessee has or has not agreed to subordinate the leasehold estate to any liens encumbering the property) of the terms of all real estate leases to which A-G Tech is a party (as lessee or lessor). True, complete and correct copies (or, in the case of oral leases, descriptions) of each lease have been furnished to Tice. Each such lease is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. All rents and additional amounts due to date on each such lease have been paid. In each case, the lessee is in peaceable possession under such lease, has a valid leasehold interest therein and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor, nor does there exist any event, condition or occurrence which, with the giving of notice or the lapse of time, or both, would constitute such a default under any such lease. A-G Tech has not violated any of the terms or conditions under any such lease in any respect which violation would give rise to the right of the other party thereto to terminate such lease or sue for damages thereunder. All buildings, structures, appurtenances or real property leased by A-G Tech (a) are in good operating condition and repair, (b) are in such condition as to permit surrender by A-G Tech to the lessors on the date hereof without any cost or expense to A-G Tech for repair or restoration if such leases were terminated on the date hereof, (c) are adequate and suitable for the uses for which intended by A-G Tech, and (d) afford adequate rights of ingress and egress for operation of its business in the ordinary course. None of such buildings, structures and appurtenances, any equipment therein nor the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any property owned by others. No condemnation proceeding is pending or, to the best of A-G Tech’s knowledge, threatened which would preclude or impair the use of any such property by A-G Tech for the uses for which intended by it. All of the foregoing conform to applicable Federal, state, territorial, local and foreign laws and regulations (including applicable environmental and occupational safety and health laws and regulations and zoning and building ordinances).

5.9 Personal Property - Owned. Schedule 5.9 attached hereto contains a summary and brief description of all tangible personal properties and assets owned by A-G Tech. All such personal property is in good operating condition and repair, is adequate and suitable for the uses for which intended by A-G Tech in the ordinary course of the Transferred Business, and there does not exist any condition which interferes in any material way with the use or economic value thereof.

5.10 Personal Property - Leased. Schedule 5.10 attached hereto contains a list of all leases or other material agreements under which A-G Tech is lessee of or holds or operates any items of machinery, equipment, motor vehicles, office furniture, computer software, fixtures or other tangible personal property owned by any third party. True, complete and correct copies (or, in the case of oral leases or agreements, descriptions) of such leases and agreements have been furnished to Tice. A-G Tech is the owner and holder of all of the leasehold estates purported to be granted by such leases or agreements and all other leases or agreements under which it is lessee of or holds or operates any such items owned by a third party. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. There is not under any of such leases any existing default or event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a default thereunder. Each of the items of personal property covered by leases or agreements of A-G Tech is in good operating condition and repair, is in such condition as to permit surrender thereof by A-G Tech to the lessors on the date hereof without any cost or expense for repair or restoration if such leases were terminated on the date hereof, is suitable for the uses for which intended by A-G Tech in the ordinary course of the Transferred Business and there does not exist any condition which interferes in any material way with the use or economic value thereof.

5.11 Agreements. Schedule 5.11 attached hereto sets forth a true, complete and correct list and brief description (including a statement as to whether there is any requirement of consent of any party other than A-G Tech to assignment) of all written or oral contracts, agreements and other instruments, other than agreements with Tice, not made in the ordinary course of business to which A-G Tech is a party, or made in the ordinary course of business and referred to in clauses (a) through (m) of the next sentence of this Section 5.11. Except as set forth on said Schedule 5.11, A-G Tech is not a party to any written or oral, formal or informal,

(a) distributor, dealer, sales, advertising, agency, manufacturer’s representative, franchise or similar contract or any other contract relating to the distribution of its products or to the payment of any fees or commissions;

(b) collective bargaining agreement or contract with or commitment to any labor union;

(c) continuing contract for the future purchase of finished goods, material, supplies, equipment or services;

(d) contract for the future sale of products;

(e) contract or commitment for the employment of any officer, director, employee or consultant, management contract or any other type of contract or understanding with any officer, director, employee or consultant, except in the ordinary course of business;

(f) profit-sharing, bonus, stock option, stock purchase, savings and investment, pension, retirement, deferred compensation, severance or termination pay, disability, hospitalization, insurance or similar plan or agreement, formal or informal, providing benefits to any current or former director, officer, employee or consultant;

(g) indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with FASB Statement of Financial Accounting Standards No. 13 or any tax benefit transfer lease;

(h) contract or commitment for charitable contributions;

(i) contract or commitment for capital expenditures in excess of $50,000 in the aggregate (excluding items relating to the Knox County leasehold improvements);

(j) contract or commitment for the sale of any assets, properties or rights;

(k) lease or other agreement pursuant to which it is a lessee of or holds or operates any real property, machinery, equipment, motor vehicles, office furniture, computer software, fixtures or similar personal property owned by any third party;

(l) any contract or agreement having a value of or otherwise involving at least $25,000 (including, without limitation, purchase orders and sales orders), whether or not in the ordinary course of business; or

(m) agreement which restricts A-G Tech from engaging in any aspect of the Transferred Business anywhere in the world.

Each such agreement, lease, contract, commitment, instrument and obligation is in full force and effect and constitutes a legal, valid and binding obligation of A-G Tech and of each other party thereto and is enforceable in accordance with its terms. A-G Tech has performed all the obligations required to be performed by it to date and is not in default or alleged to be in default in any respect under any agreement, lease, contract, commitment, instrument or obligation. There exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default by it of any of the foregoing. A-G Tech is not aware of any default by any other party to any such agreement, lease, contract, commitment, instrument or obligation. A-G Tech has furnished to Tice complete and correct copies of all documents set forth on said Schedule 5.11.

5.12 Litigation. Except as set forth on Schedule 5.12 attached hereto, there are no (a) audits, inspections, actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or threatened against A-G Tech, whether at law or in equity, whether civil or criminal in nature or whether before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor, to the best knowledge of A-G Tech, does any basis exist therefore or (b) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against A-G Tech. A-G Tech has made available to Tice all documents and correspondence relating to matters referred to in Schedule 5.12.

5.13 Compliance; Governmental Authorization. (a) To the best of its knowledge, A-G Tech has complied with all Federal, state, territorial, local or foreign laws, ordinances, regulations or orders applicable to the Transferred Business or the Transferred Assets, including, by way of description, and not limitation, matters relating to the environment, anti-competitive practices, discrimination, employment, health and safety, customs duties and requirements, and foreign practices. A-G Tech has all governmental licenses and permits necessary in the conduct of the Transferred Business as presently conducted, which licenses and permits are in full force and effect, and to A-G Tech’s knowledge, no violations are outstanding or uncured with respect to any such licenses or permits and no proceeding is pending or threatened to revoke or limit any of them.

(b) Schedule 1.1(k) attached hereto contains a true, correct and complete list of all of the aforesaid governmental licenses and permits, consents, orders, decrees and other compliance agreements under which A-G Tech is operating or bound. A-G Tech has furnished to Tice true, complete and correct copies thereof. Except as set forth in said Schedule 1.1(k), none of such licenses, consents and permits will be affected in any respect by the transactions contemplated hereby, and A-G Tech has the right to transfer each of such licenses, consents and permits to Tice.

(c) A-G Tech has furnished to Tice copies of all reports of inspections of the Transferred Business since A-G Tech’s organization under OSHA, U.S. EPA, and under all other applicable Federal, state and local health and safety or environmental laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

(d) As used in this Agreement, “Hazardous Substance” shall mean and include all hazardous or toxic substances, wastes or materials, any pollutants or contaminants (including, without limitation, all oil and petroleum of any kind and in any form, asbestos and raw materials which include hazardous constituents), or any other similar substances, or materials which are included under or regulated by any local, state or Federal law, rule or regulation pertaining to environmental regulation, contamination, clean-up or disclosure, including, without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of 1986, and all comparable state or local laws, orders and regulations, as any of the foregoing has heretofore been or is hereafter amended.

(e) Except as set forth on Schedule 5.13, A-G Tech has no knowledge of the presence, storage, disposition, generation, treatment, release or discharge of any Hazardous Substance on, under or about the Transferred Assets or the land and buildings on and in which the Transferred Business currently conducts its operations.

5.14 Labor Relations; Employees. A-G Tech enjoys a satisfactory employer-employee relationship with all of its employees, taken as a whole. A-G Tech is in compliance with all Federal, state, territorial, local and foreign laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours. There is no unfair labor practice complaint against A-G Tech pending before the National Labor Relations Board or any state, local or foreign agency. Except as set forth on Schedule 5.14 hereto: there is no labor strike, dispute, slowdown, stoppage or organizational effort actually pending or threatened involving the Transferred Business; no representation question exists respecting the employees of the Transferred Business; and no collective bargaining agreement presently covers any employees of the Transferred Business, nor is any currently being negotiated by A-G Tech on behalf of the Transferred Business. Schedule 5.14 attached hereto lists all employees of the Transferred Business, their current salary and benefits and any increases in their compensation during the past twelve months.

5.15 Employee Benefit Plans. (a) Schedule 5.15 attached hereto lists all “employee pension benefit” plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all “employee welfare benefit” plans (as defined in Section 3(1) of ERISA) and any other qualified or non-qualified plans, programs or letters of commitment promising current or future benefits or deferred compensation (individually, “A-G Tech’s Plan” and, collectively, “A-G Tech’s Plans”) maintained by A-G Tech.

(b) All A-G Tech’s Plans which are “employee pension benefit” plans are so indicated in Schedule 5.15. Favorable determination letters have been issued as to the qualification of each such A-G Tech’s Plan and the exempt status of its related trust under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (“Code”), respectively, and nothing has occurred which would, and nothing contemplated hereunder will, cause the loss of such qualification. True, correct and complete copies of the last Internal Revenue Service determination letters with respect to the qualification of such A-G Tech’s Plans and copies of any amendments (or descriptions of any amendments which have not yet been adopted as formal amendments) to such plans since the date of such determination letters have been delivered to Tice. All reports, statements, returns and other information required to be furnished or filed with respect to A-G Tech’s employee benefit plans have been furnished or filed, or both, in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are accurate and complete. Records have been maintained in accordance with Section 107 of ERISA.

(c) A-G Tech has timely made or accrued and timely paid all contributions required by law (including the minimum funding standards described in Section 412 of the Code and Title I, Subtitle B, Part 3 of ERISA) or required under all A-G Tech’s Plans which are “employee pension benefit” plans as of the date hereof and no “accumulated funding deficiency” exists with respect to any A-G Tech’s Plan which is a “defined benefit plan” (within the meaning of Section 3(35) of ERISA). The actuarial present value of all vested accrued benefits and unvested accrued benefits under any A-G

Tech’s Plan which is “defined benefit plan” as of October 31, 2002 was on a “termination” basis, using actuarial assumptions accepted both individually and in the aggregate under applicable regulations, not more than the then fair market value of the assets of such plan.

(d) There have been no “reportable events” (within the meaning of Section 4043 of ERISA) with respect to any A-G Tech’s Plan which is a “defined benefit plan” and there currently exists no condition or set of circumstances which presents a risk of the termination or partial termination of any such “defined benefit plan” or any other liability to the Pension Benefit Guaranty Corporation.

(e) None of A-G Tech’s Plans, A-G Tech, or to the best knowledge of A-G Tech, any trustee or other “party in interest” or “disqualified person” (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to A-G Tech’s Plans, has engaged, or will engage in connection with the transactions contemplated hereunder, in any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code) or has committed any violation of Part 4 of Subpart B of Title I of ERISA, which could subject such plans or A-G Tech, any trustee or other party in interest, disqualified person or other person dealing with A-G Tech’s Plans to any liability under Sections 405, 406, 409 and 502(i) of ERISA or Section 4975 of the Code. There are no actions, suits or claims pending, or to the knowledge of A-G Tech, threatened against, involving, or affecting any A-G Tech’s Plan, and A-G Tech has no material liability, civil or criminal, under any provision of ERISA or any other applicable statute or rule of law with respect to A-G Tech’s Plans.

(f) There are no violations of the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to employees of the Transferred Business or any qualified beneficiaries of such employees. With respect to any violation that may have occurred on or prior to the Closing Date, A-G Tech’s indemnity in Section 12.1(a) hereof in favor of Tice shall also include lost tax deductions that may be incurred by Tice, any potential income inclusion that may be incurred by Tice and Tice’s employees, any excise tax that Tice may incur as a sanction for A-G Tech’s COBRA violations, and any civil and/or criminal penalties imposed under ERISA for A-G Tech’s COBRA violations.

5.16 Related Party Transactions. Except for compensation to regular employees of A-G Tech and as disclosed on Schedule 5.16, no current or former director, officer, employee or shareholder or any immediate family member of any such person (defined as a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law) is presently, or since organization of A-G Tech has been:

(a) a party to any transaction with A-G Tech (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee, shareholder or immediate family member);

(b) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is or was a competitor, supplier or customer of A-G Tech; or

(c) a recipient of income from any source other than A-G Tech which relates to the business of, or should properly accrue to, A-G Tech.

5.17 Customers and Suppliers. Schedule 5.17(a) attached hereto contains a true and complete list of the customers of the Transferred Business during the 12-month period ended December 31, 2003, including the amount of sales to each during such period. Schedule 5.17(b) attached hereto contains a true and complete list of the suppliers of the Transferred Business during said period, including the amount purchased from each during such period. The relationship of A-G Tech with suppliers and customers is good, and A-G Tech is not aware of any intention of any such supplier or customer to terminate or modify any of such relationships.

5.18 Market Information. All market reports, product surveys and customer surveys, which have been conducted by or for A-G Tech since its organization, are listed on Schedule 5.18 attached hereto, true and complete copies of which have been delivered to Tice.

5.19 Intellectual Property. Set forth on Schedule 1.1(h) is a true and complete description of:

(a) all Intellectual Property rights owned by A-G Tech or used in connection with the Transferred Business;

(b) all agreements by which A-G Tech licenses any Intellectual Property, whether as licensor or licensee;

(c) all claims, if any, pending or threatened to the effect that

(1)	the present or past operations of A-G Tech infringe or conflict with the alleged rights of others in any Intellectual Property; or

(2)	any Intellectual Property of A-G Tech is invalid or unenforceable; and

(d) any outstanding orders, decrees, judgments, stipulations, claims or settlements relating to any Intellectual Property rights of A-G Tech.

A-G Tech owns or possesses adequate licenses or other rights to use all Intellectual Property necessary to conduct the Transferred Business as now operated. A-G Tech is not aware of any infringement, misappropriation or other misuse being made by any other party of A-G Tech’s Intellectual Property. Subject to A-G Tech’s obtaining the consents set forth on Schedule 5.11 hereof, no contract, agreement or understanding between A-G Tech and any party exists which would impede or prevent assignment to Tice of the right, title and interest of A-G Tech in and to A-G Tech’s Intellectual Property.

5.20 Insurance. Schedule 5.20 attached hereto contains a list of all policies of liability, theft, fidelity, life, fire, product liability, worker’s compensation, health and other forms of insurance held by A-G Tech (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder). A-G Tech has not been denied or had revoked or rescinded any policy of insurance.

5.21 Accounts and Notes Receivable. Schedule 5.21 contains a true aged list of unpaid accounts and notes receivable owing to A-G Tech from third parties as of the A-G Tech’s Balance Sheet Date. All such unpaid accounts and notes receivable owing to A-G Tech from third parties at the date hereof constitute, and at the Closing Date will constitute, valid and enforceable claims arising in bonafide transactions in the ordinary course of business. Except as set forth in said Schedule 5.21 or reserved against in the A-G Tech’s Balance Sheet, there is (a) no account or note debtor who has refused or threatened to refuse to pay its obligations or who has or threatened to set-off such obligations for any reason, (b) no account or note debtor who is to A-G Tech’s knowledge insolvent or bankrupt and (c) no account or note receivable pledged to any third party. The reserves and allowances provided for on the A-G Tech’s Balance Sheet have been established on the basis of historical experience in accordance with generally accepted accounting principles consistently applied.

5.22 Inventories. The inventories of A-G Tech (a) shall be as listed Schedule 5.22 attached hereto; (b) are and, at the Closing Date will be, of a quantity which is reasonable in the circumstances of the Transferred Business; and (c) are, and at the Closing Date will be, of a quality which is salable at regular prices in the ordinary course of the Transferred Business.

5.23 Tax Matters. For purposes of this Agreement, “Taxes” means all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign). For purposes of this Section 5.23, the term “A-G Tech” shall include each other corporation with which A-G Tech files consolidated or combined income tax returns or reports. Except as noted in Schedule 5.23:

(a) A-G Tech has filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements (collectively, “Returns”) required to be filed under federal, state, local or any foreign laws by A-G Tech, and all such Returns are true and complete in all material respects.

(b) A-G Tech, within the time and in the manner prescribed by law, has paid (and until the Closing Date will pay) all Taxes that are due and payable by A-G Tech.

(c) A-G Tech has established (and through the Closing Date will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable.

(d) There are no liens for Taxes upon the assets of A-G Tech except liens for Taxes not yet due.

(e) No deficiency for any Taxes has been proposed, asserted or assessed against A-G Tech or any of its assets which has not been resolved and paid in full. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns or A-G Tech.

(f) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns that have been given by A-G Tech.

(g) A-G Tech is not a party to any tax-sharing or allocation agreement, nor does A-G Tech owe any amount under any tax-sharing or allocation agreement.

(h) A-G Tech has complied (and will comply through the Closing Date) in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and, within the time and in the manner prescribed by law, has withheld and will withhold from employee wages, and has paid and will pay over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

5.24 Brokers. Neither A-G Tech, nor any of its officers, directors or employees, have employed any broker or finder in connection with the transactions contemplated by this Agreement. A-G Tech shall indemnify, defend and hold Tice harmless from any and all claims or losses relating to brokerage fees, commissions or finder’s fees owed or claimed to be owed to any broker or finder engaged or claimed to be engaged by A-G Tech.

5.25 Disclosure. Neither this Agreement (including the Schedules and Exhibits attached hereto) nor any other document, certificate or statement furnished to Tice by or on behalf of A-G Tech in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF TICE

Tice hereby represents and warrants to A-G Tech as follows:

6.1 Organizational Matters. Tice is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2 Authority. Assuming approval of Tice’s shareholders of the proposed amendment to Tice’s Certificate of Incorporation increasing the number of its authorized Common Shares and filing of the Certificate of Amendment to Tice’s Certificate of Incorporation: (a) Tice has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; and (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Tice. This Agreement has been duly and validly executed and delivered by Tice, and is a valid and binding obligation of Tice, enforceable in accordance with its terms.

6.3 Noncontravention. Neither the execution, delivery and performance of this Agreement by Tice, nor the consummation by Tice of the transactions contemplated hereby, nor compliance by Tice with any of the provisions hereof will:

(a) conflict with or result in a breach of any provision of the Certificate of Incorporation when amended as provided herein or Bylaws of Tice,

(b) cause a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms of any agreement, instrument or obligation to which Tice is a party, or by which any of its properties or assets may be bound, in each case excluding the Transferred Assets as to which no representation or warranty is made by Tice, or

(c) violate any statute, rule or regulation or judgment, order, writ, injunction or decree of any court, administrative agency or governmental body, in each case applicable to Tice or any of its assets.

No filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Tice of the transactions contemplated by this Agreement except for the filing of the Certificate of Amendment to Tice’s Certificate of Incorporation.

6.4 Financial Statements. True and complete copies of the following financial statements can be found in Tice’s reports available from the Securities and Exchange Commission website at www.sec.gov (collectively, the “Tice’s Financial Statements”):

(a) the audited balance sheet of Tice at March 31, 2003, and the related audited statements of income, retained earnings and cash flow for the two fiscal years then ended, and notes related thereto; and

(b) the unaudited balance sheet (the “Tice’s Balance Sheet”) of Tice at December 31, 2003 (the “Tice’s Balance Sheet Date”) and the related unaudited statement of income for the nine months then ended, and notes related thereto, prepared by Tice.

Except as otherwise noted in the Tice’s Financial Statements, the Tice’s Financial Statements are complete and present fairly the financial position of Tice and the results of its operations as of the dates thereof and for the periods covered thereby in conformity with generally accepted accounting principles applied on a consistent basis.

6.5 Absence of Undisclosed Liabilities. Except as set forth on Schedule 6.5 attached hereto, at the Tice’s Balance Sheet Date:

(a) Tice had no liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which were not provided for or disclosed on the Tice’s Balance Sheet,

(b) all reserves established by Tice and set forth on the Tice’s Balance Sheet were adequate for the purposes indicated therein, and

(c) there were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board) which were not adequately provided for in the Tice’s Balance Sheet.

6.6 Absence of Changes. Since the Tice’s Balance Sheet Date, except as set forth on Schedule 6.6 attached hereto and except for the proposed acquisition described herein and related matters, the divestitures of Tice’s subsidiaries and the private placements described elsewhere herein, Tice has operated its business in the ordinary course and there has not been:

(a) any adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business of Tice;

(b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting any of Tice’s assets;

(c) any increase in the compensation or benefits of any officer, director, employee, consultant or agent (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), or the entering into of any contract with any officer, director or employee, or the making of any loan to, or engagement in any transaction with, any officers or directors of Tice or its subsidiaries;

(d) any capital expenditure or commitment therefore by Tice or its subsidiaries in excess of $25,000 in the aggregate for additions to property, plant or equipment;

(e) any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) incurred, or any transaction, contract or commitment entered into, by Tice or its subsidiaries, other than items incurred or entered into (as the case may be) in the ordinary course of business, each of which has been properly recorded in Tice’s financial records;

(f) any payment, discharge or satisfaction of any claim, encumbrance or liability by Tice or its subsidiaries other than in the ordinary course of business or allowed under the Term Sheet (whether absolute, accrued, contingent or otherwise and whether due or to become due);

(g) any amendment or termination of any contract, license, lease, commitment or other agreement to which Tice or its subsidiaries are a party, except in the ordinary course of business;

(h) any actual or threatened labor trouble, problem or grievance adversely affecting Tice or its subsidiaries;

(i) any license, sale, transfer, pledge, mortgage or other disposition of any tangible or intangible asset or Intellectual Property of Tice or its subsidiaries, except sales of inventory in the ordinary course of business;

(j) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of Tice;

(k) any change in the accounting methods or practices followed by Tice or any change in depreciation or amortization policies or rates theretofore adopted;

(l) any change in the suppliers, customers or the personnel of Tice or its subsidiaries other than such routine changes which occur in the ordinary course of business which changes have not been, individually or in the aggregate, adverse to Tice; or

(m) any agreement or understanding, whether in writing or otherwise, for Tice to take any of the actions specified above in items (a) through (l) above.

6.7 Title to Assets. Tice has good and marketable title to all of its assets, free and clear of all mortgages, liens, pledges, charges, security interests, rights of way, options, rights of first refusal, conditions, restrictions or encumbrances of any kind or character, whether or not relating to the extension of credit or the borrowing of money (collectively, “Encumbrances”), except for the Encumbrances set forth on Schedule 6.7, and liens for taxes and governmental charges not yet due and payable.

6.8 Real Property - Leased. Schedule 6.8 attached hereto contains a list and brief description of the terms of all real estate leases to which Tice or its subsidiaries are a party (as lessee or lessor). Upon request of A-G Tech, true, complete and correct copies (or, in the case of oral leases, descriptions) of each lease will be provided. Each such lease is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. All rents and additional amounts due to date on each such lease have been paid. In each case, the lessee is in peaceable possession under such lease, has a valid leasehold interest therein and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor, nor does there exist any event, condition or occurrence which, with the giving of notice or the lapse of time, or both, would constitute such a default under any such lease. Neither Tice nor its subsidiaries have violated any of the terms or conditions under any such lease in any respect which violation would give rise to the right of the other party thereto to terminate such lease or sue for damages thereunder. All buildings, structures, appurtenances or real property leased by Tice or its subsidiaries (a) are in good operating condition and repair, (b) are in such condition as to permit surrender by Tice to the lessors on the date hereof without any cost or expense to Tice for repair or restoration if such leases were terminated on the date hereof, (c) are adequate and suitable for the uses for which intended by Tice or its subsidiaries, and (d) afford adequate rights of ingress and egress for operation of its business in the ordinary course. None of such buildings, structures and appurtenances, any equipment therein nor the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any property owned by others. No condemnation proceeding is pending or, to the best of Tice’s knowledge, threatened which would preclude or impair the use of any such property by Tice or its subsidiaries for the uses for which intended by it. All of the foregoing conform to applicable Federal, state, territorial, local and foreign laws and regulations (including applicable environmental and occupational safety and health laws and regulations and zoning and building ordinances).

6.9 Personal Property - Owned. Schedule 6.9 attached hereto contains a summary and brief description of all tangible personal properties and assets owned by Tice or its subsidiaries. All such personal property is in good operating condition and repair, is adequate and suitable for the uses for which intended by Tice or its subsidiaries in the ordinary course, and there does not exist any condition which interferes in any material way with the use or economic value thereof.

6.10 Personal Property - Leased. Schedule 6.10 attached hereto contains a list of all leases or other material agreements under which Tice or its subsidiaries are lessees of or hold or operate any items of machinery, equipment, motor vehicles, office furniture, computer software, fixtures or other tangible personal property owned by any third party. Upon request by A-G Tech, true, complete and correct copies (or, in the case of oral leases or agreements, descriptions) of such leases and agreements will be furnished to A-G Tech. Tice or its subsidiaries are the owners and holders of all of the leasehold estates purported to be granted by such leases or agreements and all other leases or agreements under which it is lessee of or holds or operates any such items owned by a third party. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. There is not under any of such leases any existing default or event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a default thereunder. Each of the items of personal property covered by leases or agreements of Tice or its subsidiaries is in good operating condition and repair, is in such condition as to permit surrender thereof to the lessors on the date hereof without any cost or expense for repair or restoration if such leases were terminated on the date hereof, is suitable for the uses for which intended by Tice or its subsidiaries in the ordinary course of its business and there does not exist any condition which interferes in any material way with the use or economic value thereof.

6.11 Agreements. Schedule 6.11 attached hereto sets forth a true, complete and correct list and brief description of all written or oral contracts, agreements and other instruments, other than agreements with A-G Tech, not made in the ordinary course of business to which Tice or its subsidiaries is a party, or made in the ordinary course of business and referred to in clauses (a) through (m) of the next sentence of this Section 6.11. Except as set forth on said Schedule 6.11, neither Tice nor its subsidiaries are a party to any written or oral, formal or informal,

(a) distributor, dealer, sales, advertising, agency, manufacturer’s representative, franchise or similar contract or any other contract relating to the distribution of products or to the payment of any fees or commissions;

(b) collective bargaining agreement or contract with or commitment to any labor union;

(c) continuing contract for the future purchase of finished goods, material, supplies, equipment or services;

(d) contract for the future sale of products;

(e) contract or commitment for the employment of any officer, director, employee or consultant, management contract or any other type of contract or understanding with any officer, director, employee or consultant;

(f) profit-sharing, bonus, stock option, stock purchase, savings and investment, pension, retirement, deferred compensation, severance or termination pay, disability, hospitalization, insurance or similar plan or agreement, formal or informal, providing benefits to any current or former director, officer, employee or consultant;

(g) indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with FASB Statement of Financial Accounting Standards No. 13 or any tax benefit transfer lease;

(h) contract or commitment for charitable contributions;

(i) contract or commitment for capital expenditures in excess of $25,000 in the aggregate (excluding costs related to the Knox County leasehold improvements);

(j) contract or commitment for the sale of any assets, properties or rights other than inventory in the ordinary course of business;

(k) lease or other agreement pursuant to which it is a lessee of or holds or operates any real property, machinery, equipment, motor vehicles, office furniture, computer software, fixtures or similar personal property owned by any third party;

(l) any contract or agreement having a value of or otherwise involving at least $50,000 (including, without limitation, purchase orders and sales orders), whether or not in the ordinary course of business (excluding costs related to the Knox Country leasehold improvements); or

(m) agreement which restricts Tice or its subsidiaries from engaging in any aspect of its business anywhere in the world.

Each such agreement, lease, contract, commitment, instrument and obligation is in full force and effect and constitutes a legal, valid and binding obligation of Tice or its subsidiaries and of each other party thereto and is enforceable in accordance with its terms. Except as disclosed on Schedule 6.11, Tice or its subsidiaries have performed all the obligations required to be performed by it to date and is not in default or alleged to be in default in any respect under any agreement, lease, contract, commitment, instrument or obligation. Except as disclosed on Schedule 6.11, there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default by it of any of the foregoing. Tice is not aware of any default by any other party to any such agreement, lease, contract, commitment, instrument or obligation. Upon request of A-G Tech, Tice will furnish complete and correct copies of all documents set forth on said Schedule 6.11.

6.12 Litigation. There are no (a) audits, inspections, actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or threatened against Tice or its subsidiaries, whether at law or in equity, whether civil or criminal in nature or whether before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor, to the best knowledge of Tice, does any basis exist therefore except as disclosed on Schedule 6.12 or (b) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against Tice or its subsidiaries.

6.13 Compliance; Governmental Authorization. (a) Tice or its subsidiaries have complied with all Federal, state, territorial, local or foreign laws, ordinances, regulations or orders applicable to its business, including, by way of description, and not limitation, matters relating to the environment, anti-competitive practices, discrimination, employment, health and safety, customs duties and requirements, and foreign practices. Tice or its subsidiaries have all governmental licenses and permits necessary in the conduct of its business as presently conducted, which licenses and permits are in full force and effect, and to Tice’s knowledge, no violations are outstanding or uncured with respect to any such licenses or permits and no proceeding is pending or threatened to revoke or limit any of them.

(b) Tice has no knowledge of the presence, storage, disposition, generation, treatment, release or discharge of any Hazardous Substance on, under or about the land and buildings on and in which it currently conducts its operations.

6.14 Labor Relations; Employees. Tice and its subsidiaries enjoy a satisfactory employer-employee relationship with all of their employees, taken as a whole. Tice and its subsidiaries are in compliance with all Federal, state, territorial, local and foreign laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours. There is no unfair labor practice complaint against Tice pending before the National Labor Relations Board or any state, local or foreign agency. There is no labor strike, dispute, slowdown, stoppage or organizational effort actually pending or threatened involving Tice or its subsidiaries, no representation question exists respecting the employees of Tice or its subsidiaries, and no collective bargaining agreement presently covers any employees of Tice or its subsidiaries, nor is any currently being negotiated by Tice or its subsidiaries. Schedule 6.14 attached hereto lists all employees of Tice and its subsidiaries, their current salary and benefits and any increases in their compensation during the past twelve months.

6.15 Employee Benefit Plans. (a) Schedule 6.15 attached hereto lists all “employee pension benefit” plans (as defined in Section 3(2) of ERISA), all “employee welfare benefit” plans (as defined in Section 3(1) of ERISA) and any other qualified or non-qualified plans, programs or letters of commitment promising current or future benefits or deferred compensation (individually, “Tice’s Plan” and, collectively, “Tice’s Plans”) maintained by Tice.

(b) All Tice’s Plans which are “employee pension benefit” plans are so indicated in Schedule 6.15. Favorable determination letters have been issued as to the qualification of each such Tice’s Plan and the exempt status of its related trust under Sections 401(a) and 501(a) of the Code, respectively, and nothing has occurred which would, and nothing contemplated hereunder will, cause the loss of such qualification. Upon request of A-G Tech, true, correct and complete copies of the last Internal Revenue Service determination letters with respect to the qualification of Tice’s Plans and copies of any amendments (or descriptions of any amendments which have not yet been adopted as formal amendments) to such plans since the date of such determination letters will be delivered to A-G Tech. All reports, statements, returns and other information required to be furnished or filed with respect to Tice’s employee benefit plans have been furnished or filed, or both, in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are accurate and complete. Records have been maintained in accordance with Section 107 of ERISA.

(c) Tice has timely made or accrued and timely paid all contributions required by law (including the minimum funding standards described in Section 412 of the Code and Title I, Subtitle B, Part 3 of ERISA) or required under all Tice’s Plans which are “employee pension benefit” plans as of the date hereof and no “accumulated funding deficiency” exists with respect to any Tice’s Plan which is a “defined benefit plan” (within the meaning of Section 3(35) of ERISA).

(d) None of Tice’s Plans, Tice, or to the best knowledge of Tice, any trustee or other “party in interest” or “disqualified person” (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to Tice’s Plans, has engaged, or will engage in connection with the transactions contemplated hereunder, in any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Code) or has committed any violation of Part 4 of Subpart B of Title I of ERISA, which could subject such plans or Tice, any trustee or other party in interest, disqualified person or other person dealing with Tice’s Plans to any liability under Sections 405, 406, 409 and 502(i) of ERISA or Section 4975 of the Code. There are no actions, suits or claims pending, or to the knowledge of Tice, threatened against, involving, or affecting any Tice’s Plan, and Tice has no material liability, civil or criminal, under any provision of ERISA or any other applicable statute or rule of law with respect to Tice’s Plans.

(e) There are no violations of the health care continuation coverage requirements of COBRA with respect to employees of Tice or its subsidiaries or any qualified beneficiaries of such employees.

6.16 Related Party Transactions. Except for compensation to regular employees of Tice or its subsidiaries and as disclosed in the Tice’s Financial Statements or on Schedule 6.16, no current or former director, officer, employee or shareholder or any immediate family member of any such person (defined as a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law) is presently, or during the last two fiscal years has been:

(a) a party to any transaction with Tice (including, but not limited to, any contract, agreement or other arrangement providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee, shareholder or immediate family member);

(b) the direct or indirect owner of an interest in any corporation, firm, association or business organization which is or was a competitor, supplier or customer of Tice or its subsidiaries; or

(c) a recipient of income from any source other than Tice or its subsidiaries which relates to the business of, or should properly accrue to, Tice.

6.17 Intellectual Property. Set forth on Schedule 6.17 is a true and complete description of:

(a) all Intellectual Property rights owned by Tice and its subsidiaries or used in connection with their business;

(b) all agreements by which Tice or its subsidiaries license any Intellectual Property, whether as licensor or licensee;

(c) all claims, if any, pending or threatened to the effect that

(1)	the present or past operations of Tice or its subsidiaries infringe or conflict the alleged rights of others in any Intellectual Property; or

(2)	any Intellectual Property of Tice or its subsidiaries is invalid or unenforceable; and

(d) any outstanding orders, decrees, judgments, stipulations, claims or settlements relating to any Intellectual Property rights of Tice or its subsidiaries.

Tice and its subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property necessary to conduct their business as now operated. Neither Tice nor its subsidiaries are aware of any infringement, misappropriation or other misuse being made by any other party of their Intellectual Property.

6.18 Insurance. Schedule 6.18 attached hereto contains a list of all policies of liability, theft, fidelity, life, fire, product liability, worker’s compensation, health and other forms of insurance held by Tice and its subsidiaries (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims thereunder). Tice has not, during the last two fiscal years, been denied or had revoked or rescinded any policy of insurance.

6.19 Accounts and Notes Receivable. Schedule 6.19 contains a true aged list of unpaid accounts and notes receivable owing to Tice from third parties as of the Tice’s Balance Sheet Date. All such unpaid accounts and notes receivable owing to Tice from third parties at the date hereof constitute, and at the Closing Date will constitute, valid and enforceable claims arising in bona fide transactions in the ordinary course of business. Except as set forth in said Schedule 6.19 or reserved against in the Tice’s Balance Sheet, there is (a) no account or note debtor who has refused or threatened to refuse to pay its obligations or who has or threatened to set-off such obligations for any reason, (b) no account or note debtor who is to Tice’s knowledge insolvent or bankrupt and (c) no account or note receivable pledged to any third party. The reserves and allowances provided for on the Tice’ Balance Sheet have been established on the basis of historical experience in accordance with generally accepted accounting principles consistently applied.

6.20 Tax Matters. For purposes of this Section 6.20, the term “Tice” shall include each other corporation with which Tice files consolidated or combined income tax returns or reports. Except as noted in Schedule 6.20:

(a) Tice has filed, within the time and in the manner prescribed by law, all Returns required to be filed under federal, state, local or any foreign laws by Tice, and all such Returns are true and complete in all material respects.

(b) Tice, within the time and in the manner prescribed by law, has paid (and until the Closing Date will pay) all Taxes that are due and payable by Tice.

(c) Tice has established (and through the Closing Date will establish) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable.

(d) There are no liens for Taxes upon the assets of Tice except liens for Taxes not yet due.

(e) No deficiency for any Taxes has been proposed, asserted or assessed against Tice or any of its assets which has not been resolved and paid in full. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns of Tice.

(f) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns that have been given by Tice.

(g) Tice is not a party to any tax-sharing or allocation agreement, nor does Tice owe any amount under any tax-sharing or allocation agreement.

(h) Tice has complied (and will comply through the Closing Date) in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and, within the time and in the manner prescribed by law, has withheld and will withhold from employee wages, and has paid and will pay over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

6.21 Brokers. Neither Tice nor any of its officers, directors or employees have employed any broker or finder in connection with the transactions contemplated by this Agreement. Tice shall indemnify, defend and hold A-G Tech harmless from any and all claims or losses relating to brokerage fees, commissions or finder’s fees owed or claimed to be owed to any broker or finder engaged or claimed to be engaged by Tice.

6.22 Transferors. Attached as Schedule 6.22 is a list of the transferors involved in this integrated transaction within the meaning of Section 351 of the Code and the shares each will receive as a part of this transactions and compliance with the conditions hereto.

ARTICLE 7

COVENANTS OF A-G TECH

A-G Tech hereby covenants and agrees with Tice as follows:

7.1 Conduct of Business Until Closing Date. Except as permitted or required hereby or as Tice may otherwise consent in writing, between the date hereof and the Closing Date:

(a) A-G Tech will:

(1)	operate its business only in the usual, regular and ordinary manner as such business was conducted before the A-G Tech’s Balance Sheet Date;

(2)	maintain all properties necessary to conduct its business, whether owned or leased, in substantially the same condition as they now are, except for (A) damage due to unavoidable casualty; and (B) reasonable wear and tear which does not materially adversely affect its operations;

(3)	as to any material Purchased Asset damaged before the Closing Date by casualty not covered by insurance, at Tice’s option, either (A) restore it to its condition before such damage; or (B) replace it with another item of similar quality and condition;

(4)	maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with that used in prior periods;

(5)	comply in all material respect with all laws that apply to the conduct of its business;

(6)	perform all of its material obligations (including paying tax liabilities) without default;

(7)	promptly give Tice written notice of any damage to Transferred Assets of more than $25,000;

(8)	preserve its business organization intact, and preserve the good will and business of the customers, suppliers and other persons having business relations with A-G Tech and retain the services of its present employees; and

(9)	maintain all of its assets in substantially the same condition as they now are (subject to reasonable wear and tear), and replace all items of equipment at time intervals consistent with past practice.

(b) A-G Tech will not, other than in the ordinary course of business:

(1)	convey, transfer, sell, lease or otherwise dispose of any material Purchased Asset;

(2)	acquire any material asset or property;

(3)	incur any material fixed or contingent obligation or enter into any material agreement, commitment or other transaction or arrangement; or

(4)	change or terminate any of the agreements described in Section 5.11 above; and

(c) A-G Tech will not:

(1)	encumber, mortgage, or voluntarily subject to lien any of the Transferred Assets;

(2)	increase the compensation payable (or to become payable) to any employee;

(3)	hire any new employee;

(4)	add or increase any employee benefits program;

(5)	accelerate any billing of its customers or the collection of its accounts receivable, delay the payment of its accounts payable or accrued expenses, or defer expenses;

(6)	permit any of its respective officers and directors to, pursue any discussions or negotiations with anyone other than Tice concerning the sale of all or any part of its assets or shares of capital stock and A-G Tech shall advise Tice of any solicitation made to A-G Tech by any third party in respect to any such discussion or negotiation;

(7)	without Tice’s prior written consent, enter into, renew, amend, modify or adopt any material agreement, commitment, license or lease; or

(8)	breach or violate or cause any of the representations and warranties contained in Article 5 of this Agreement to be breached or violated.

7.2 Access to Properties and Records. A-G Tech will give to Tice and to its counsel, accountants and other representatives reasonable access during normal business hours to such of its properties, personnel, books, tax returns, contracts, commitments and records as relate to the Transferred Business and the right to make copies thereof. A-G Tech will furnish to Tice and such representatives all such additional documents and financial and other information concerning the Transferred Business as Tice or its representatives may from time to time reasonably request and permit Tice and such representatives to examine all records and working papers relating to the preparation, review and audits of the financial statements and tax returns relating to the Transferred Business.

7.3 Advice of Changes. Between the date hereof and the Closing Date, A-G Tech will advise Tice promptly in writing of any fact of which A-G Tech becomes aware, which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement.

7.4 Conduct. Except as permitted or required hereby or as Tice may otherwise consent in writing, A-G Tech will not enter into any transaction, take any action or fail to take any action, which would result in any of the representations and warranties of A-G Tech contained in this Agreement or in any Schedule or Exhibit hereto not being true and correct at and as of the time immediately after such transaction has been entered into or such event has occurred and on the Closing Date.

7.5 Approvals. A-G Tech will use its best efforts to obtain in writing and deliver to Tice on or prior to the Closing Date all approvals, consents and waivers required to be obtained by A-G Tech in order to effectuate the transactions contemplated hereby, reasonably satisfactory in form and substance to Tice. Approvals cannot, without the written consent of Tice, be obtained at a cost or other adverse consequence to Tice.

7.6 Further Assurances. A-G Tech will at any time and from time to time after the Closing, upon the request of Tice and at the expense of A-G Tech, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be required for the better transferring, assigning, conveying, granting, assuring and confirming to Tice, or for aiding and assisting in the collection of or reducing to possession by Tice, of the Transferred Assets, or to vest in Tice good, valid and marketable title to the Transferred Assets and otherwise to consummate the transactions contemplated by this Agreement.

7.7 Name Change. Within 120 days following Closing, A-G Tech will take all steps and make all filings necessary to change its corporate name and any assumed names to not include any of the trademarks or tradenames included in the Transferred Assets.

7.8 Confidentiality; Return of Documents. Unless and until the transactions contemplated by this Agreement are consummated, A-G Tech will keep in confidence all proprietary and financial information of Tice and will not, except to the extent required by law or to the extent any such information is otherwise publicly available or received from a third party not affiliated with Tice, without the prior written consent of Tice, reveal any such financial or proprietary information to any third party other than affiliates or representatives of A-G Tech, each of whom shall agree to be bound by the same restrictions with respect to confidentiality imposed on A-G Tech hereunder. If the transactions contemplated by this Agreement are not consummated, A-G Tech will return to Tice, at Tice’s request, all documents supplied to A-G Tech by Tice pursuant to the provisions of this Agreement.

ARTICLE 8

COVENANTS OF TICE

Tice hereby covenants and agrees with A-G Tech as follows:

8.1 Conduct of Business Until Closing Date. Except as permitted or required hereby or as A-G Tech may otherwise consent in writing, between the date hereof and the Closing Date:

(a) Tice will:

(1)	operate its business only in the usual, regular and ordinary manner as such business was conducted before the Tice’s Balance Sheet Date;

(2)	except for the divestitures which are conditions precedent to the Closing, maintain all properties necessary to conduct its business, whether owned or leased, in substantially the same condition as they now are, except for (A) damage due to unavoidable casualty; and (B) reasonable wear and tear which does not materially adversely affect its operations;

(3)	maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with that used in prior periods;

(4)	comply in all material respect with all laws that apply to the conduct of its business;

(5)	perform all of its material obligations (including paying tax liabilities) without default; and

(6)	except for the divestitures which are conditions precedent to the Closing, preserve its business organization intact, and preserve the good will and business of the customers, suppliers and other persons having business relations with Tice.

(b) Tice will not, other than in the ordinary course of business or as permitted or required hereby:

(1)	acquire any material asset or property;

(2)	incur any material fixed or contingent obligation or enter into any material agreement, commitment or other transaction or arrangement; or

(3)	change or terminate any of the agreements described in Section 6.11 above; and

(c) Tice will not, except as permitted or required hereby:

(1)	encumber, mortgage or voluntarily subject to lien any of its assets;

(2)	increase the compensation payable (or to become payable) to any employee;

(3)	hire any new employee, except to replace existing employees;

(4)	add or increase any employee benefits program;

(5)	permit any of its respective officers and directors to, pursue any discussions or negotiations with anyone other than Tice concerning the purchase of all or any part of its assets or shares of capital stock of another entity;

(6)	without Tice’s prior written consent, enter into, renew, amend, modify or adopt any material agreement, commitment, license or lease; or

(7)	breach or violate or cause any of the representations and warranties contained in Article 6 of this Agreement to be breached or violated.

8.2 Access to Properties and Records. Tice will give to A-G Tech and to its counsel, accountants and other representatives reasonable access during normal business hours to its properties, personnel, books, tax returns, contracts, commitments and records and the right to make copies thereof. Tice will furnish to A-G Tech and such representatives all such additional documents and financial and other information concerning its business as A-G Tech or its representatives may from time to time reasonably request and permit A-G Tech and such representatives to examine all records and working papers relating to the preparation, review and audits of its financial statements and tax returns.

8.3 Advice of Changes. Between the date hereof and the Closing Date, Tice will advise A-G Tech promptly in writing of any fact of which Tice becomes aware, which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement.

8.4 Conduct. Except as permitted or required hereby or as A-G Tech may otherwise consent in writing, Tice will not enter into any transaction, take any action or fail to take any action, which would result in any of the representations and warranties of Tice contained in this Agreement or in any Schedule or Exhibit hereto not being true and correct at and as of the time immediately after such transaction has been entered into or such event has occurred and on the Closing Date.

8.5 Name Change. Promptly following Closing, Tice will take all steps and make all filings necessary to change its corporate name to Atmospheric Glow Technologies, Inc.

8.6 Confidentiality; Return of Documents. Unless and until the transactions contemplated by this Agreement are consummated, Tice will keep in confidence all proprietary and financial information of A-G Tech including information concerning its customers, suppliers, business and know-how, and will not, except to the extent required by law or to the extent any such information is otherwise publicly available or received from a third party not affiliated with A-G Tech, without the prior written consent of A-G Tech, reveal any such financial or proprietary information to any third party other than affiliates or representatives of Tice and potential lenders and other providers of funds each of whom shall agree to be bound by the same restrictions with respect to confidentiality imposed on Tice hereunder. If the transactions contemplated by this Agreement are not consummated, Tice will return to A-G Tech, at A-G Tech’s request, all documents supplied to Tice by A-G Tech pursuant to the provisions of this Agreement.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF TICE

The obligations of Tice under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by Tice. The waiver of any of the following conditions in order to close the transaction will not constitute a waiver or forfeiture of Tice’s right to indemnification for A-G Tech’s failure to fulfill such condition.

9.1 Authorization. All corporate action necessary to authorize the execution, delivery and performance of this Agreement by A-G Tech, and the consummation of the transactions contemplated hereby will have been duly and validly taken by A-G Tech, and A-G Tech will have full power and right to transfer the Transferred Assets as contemplated hereby.

9.2 Accuracy of Representations and Warranties. The representations and warranties of A-G Tech contained in this Agreement and in any schedule or exhibit hereto shall be true and accurate on and as of the Closing Date, with the same force and effect as if made on the Closing Date, except as affected by transactions contemplated or permitted hereby.

9.3 Performance of Agreements. A-G Tech shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement or any schedule or exhibit hereto, including, but not limited to, each of A-G Tech’s obligations under Section 4.3.

9.4 Legislation. No Federal, state, territorial, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts, delays or materially adversely affects the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions. No temporary restraining order or injunction shall be in effect restraining the consummation of the transactions contemplated hereby.

9.5 Consent. The University of Tennessee Research Corporation shall have consented to the transfer of the License Agreement dated October 20, 2000, as amended, without the imposition of any additional conditions.

ARTICLE 10

CONDITIONS TO OBLIGATIONS OF A-G TECH

The obligations of A-G Tech under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by A-G Tech. The waiver of any of the following conditions in order to close the transaction will not constitute a waiver or forfeiture of A-G Tech’s right to indemnification for Tice’s failure to fulfill such condition.

10.1 Authorization. All corporate action necessary to authorize the execution, delivery and performance of this Agreement by Tice and the consummation of the transactions contemplated hereby will have been duly and validly taken by Tice.

10.2 Accuracy of Representations and Warranties. The representations and warranties of Tice contained in this Agreement or in any schedule or exhibit hereto shall be true and accurate on and as of the Closing Date, with the same force and effect as if made on the Closing Date, except as affected by transactions contemplated or permitted hereby.

10.3 Performance of Agreements. Tice shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement or any schedule or exhibit hereto, including, but not limited to, each of Tice’s obligations under Section 4.4.

10.4 Legislation. No Federal, state, territorial, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts, delays or materially adversely affects the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions. No temporary restraining order or injunction shall be in effect restraining the consummation of the transactions contemplated hereby.

10.5 Divestiture of Subsidiaries. Prior to or simultaneously with the Closing, Tice shall have divested itself of its subsidiaries The LandOak Company, Inc. and MidSouth Sign Company, Inc. and shall have no remaining liabilities with respect to such subsidiaries.

10.6. Employees. Tice shall have terminated the employment of all of its employees effective on or before the Closing Date with the exception of employees designated by A-G Tech.

10.7 Capitalization. On the Closing Date, Tice shall have authorized 400,000,000 Common Shares of which no more than 255,000,000 (including the shares to be issued at the Closing) shall be issued and outstanding. On the Closing Date, Tice shall have issued and outstanding 750,000 Class B Common Shares (including the shares to be issued to A-G Tech at the Closing). There shall be no agreements of Tice to issue its securities, except those listed on Schedule 10.7.

10.8 Liabilities. On the Closing Date, Tice shall have no liabilities, other than its obligations under this Agreement, exceeding $500,000 in current liabilities and $600,000 in long-term liabilities (consisting of the debt owed to Sherry Turner to be repaid out of the royalties that Tice receives from the license of the Electronic Gearing Technology).

10.9 Taxes. On the Closing Date, assuming that there is no change in existing tax law and regulations affecting these items, Tice shall have a net operating loss carryforward of at least $9,000,000 and Federal income tax credit of at least $109,000. Tice makes no representations regarding the limitations which may be applicable to Tice’s ability to use the net operating loss carryforward or the tax credit to offset income or gains.

10.10 Reports. As of the Closing Date, Tice shall have filed all reports that it is required to file under Federal securities laws.

ARTICLE 11

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by A-G Tech or Tice at any time after May 31, 2004, other than due to the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement;

(b) by Tice, if there has been a violation or breach by A-G Tech of any material agreement, representation or warranty of A-G Tech contained in this Agreement and such violation or breach has not been waived by Tice, or, with respect to a violation or breach of an agreement, cured by the deadline provided in Section 11.1(a) above (or by its nature cannot be cured);

(c) by A-G Tech, if there has been a violation or breach by Tice of any material agreement, representation or warranty of Tice contained in this Agreement and such violation or breach has not been waived by A-G Tech or, with respect to a violation or breach of an agreement, cured by the deadline provided in Section 11.1(a) above (or by its nature cannot be cured).

In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Section 11.1, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto.

11.2 Effect. If this Agreement is terminated as a result of the failure of a party to consummate or fulfill a condition which is within the reasonable control of such party, such party shall continue to be liable hereunder for any such breach. Sections 7.8 and 8.6 will survive termination. In the event of termination, A-G Tech shall cause Kimberly Kelly-Wintenberg to resign as a director of Tice.

ARTICLE 12

INDEMNIFICATION

12.1 Survival. All representations and warranties contained herein shall survive the Closing for a period of five years following the Closing (the “Survival Date”), at which time such representations and warranties shall expire, except for the representations and warranties contained in Sections 5.6, 5.12, 5.23, 6.6, 6.12 and 6.20 hereof which shall survive the Closing until the applicable statute of limitations has run (“Special Survival Date”).

12.2 Indemnification. (a) A-G Tech will indemnify, defend and save Tice harmless from, against, for and in respect of the following:

(1) any and all liabilities and obligations of A-G Tech or the Transferred Business (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability, obligation or claim) not specifically assumed by Tice pursuant to this Agreement and the Assumption Agreement;

(2) any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Tice and arising from a breach of any representation or warranty of A-G Tech contained in or made pursuant to this Agreement (including the Schedules and Exhibits attached hereto), or in any certificate, instrument or agreement delivered by A-G Tech pursuant hereto or in connection with the transactions contemplated hereby;

(3) all fines and penalties and liabilities, including all foreseeable and unforeseeable consequential damages and any other damages, costs and losses, including reasonable attorneys’ and consultants’ fees, directly or indirectly and in whole or in part arising out of or attributable to:

(i) (A) Hazardous Substances released into or existing on or prior to the Closing Date in the air, water or beneath or on the surface of the Transferred Assets or the land and buildings on and in which the Transferred Business currently conducts its operations or (B) as to those Hazardous Substances in (A) which migrated or migrate at anytime (whether before or after the Closing Date) within or from the Transferred Assets or the land and buildings on and in which the Transferred Business currently conducts its operations; or

(ii) Hazardous Substances existing on or prior to the Closing Date at or migrating from any other location for which A-G Tech is responsible and with respect to which any liability is sought to be imposed upon Tice, its employees, officers, directors or their respective successors or assigns, as an alleged successor to A-G Tech or the Transferred Business;

including, without limitation, any natural resource damages and the cost of any remedial, removal, response, abatement, clean-up, investigative and monitoring costs and any other related costs and expenses;

(4) all damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Tice as a result of the failure to obtain any consent or provide any benefit under any contract, license, lease, sales order, purchase order or other agreement, claim, right, permit or operating authority contemplated by Section 1.3 hereof;

(5) any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Tice and arising from a breach of any covenant or agreement of A-G Tech contained in or made pursuant to this Agreement; and

(6) all reasonable costs and expenses (including, without limitation, reasonable attorneys’, accountants’ and other professional fees and expenses) incurred by Tice in connection with any action, suit, proceeding, demand, investigation, assessment or judgment incident to any of the matters indemnified against under this Section 12.2(a).

No claim, demand, suit or cause of action will be brought against A-G Tech under or pursuant to this Section 12.2(a) with respect to an alleged breach of any representation or warranty unless Tice at any time prior to the Survival Date or, if applicable, the Special Survival Date, gives A-G Tech written notice, with reasonable specificity, of the existence of any such claim, demand, suit or cause of action under this Agreement. Upon the giving of such written notice as aforesaid, Tice will have the right, in addition to all other remedies available to it, to commence legal proceedings within one year subsequent to the Survival Date or, if applicable, the Special Survival Date for the enforcement of its rights under this Agreement.

(b) Tice will indemnify, defend and save A-G Tech harmless from, against, for and in respect of the following:

(1) any liabilities or obligations of A-G Tech assumed by Tice pursuant to this Agreement and the Assumption Agreement;

(2) any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by A-G Tech and arising from a breach of any representation or warranty of Tice contained in or made pursuant to this Agreement or in any certificate, instrument or agreement delivered by it pursuant hereto or in connection with the transactions contemplated hereby;

(3) any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by A-G Tech and arising from a breach of any covenant or agreement of Tice contained in or made pursuant to this Agreement; and

(4) all reasonable costs and expenses (including, without limitation, reasonable attorneys’, accountants’ and other professional fees and expenses) incurred by A-G Tech in connection with any action, suit, proceeding, demand, investigation assessment or judgment incident to any of the matters indemnified against under this Section 12.2(b).

No claim, demand, suit or cause of action will be brought against Tice under or pursuant to this Section 12.2(b) with respect to an alleged breach of representation or warranty unless A-G Tech at any time prior to the Survival Date, gives Tice written notice, with reasonable specificity, of the existence of any such claim, demand, suit or cause of action under this Agreement. Upon the giving of such written notice as aforesaid, A-G Tech will have the right to commence legal proceedings within one year subsequent to the Survival Date for the enforcement of any of its rights under this Agreement.

12.3 Third Party Claims. With respect to claims resulting from assertion of liability by third parties, the obligations and liabilities of the party responsible for indemnification (the “Indemnifying Party”) hereunder with respect to indemnification claims by the party entitled to indemnification (the “Indemnified Party”) will be subject to the following terms and conditions:

(a) The Indemnified Party will give prompt written notice to the Indemnifying Party of any assertion of liability by a third party which might give rise to a claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreements contained in Section 12.2 hereof, stating the nature and basis of said assertion and the amount thereof, to the extent known.

(b) If any action, suit or proceeding is brought against the Indemnified Party, with respect to which the Indemnifying Party may have liability under the indemnity agreement contained in Section 12.2 hereof, the action, suit or proceeding will, upon the written agreement of the Indemnifying Party that it is obligated to indemnify under the indemnity agreement contained in Section 12.2 hereof, be defended (including all proceedings on appeal or for review which counsel for the defendant shall deem appropriate) by the Indemnifying Party. The Indemnified Party will have the right to employ its own counsel in any such case, but the fees and expenses of such counsel will be at the expense of such Indemnified Party unless (1) the employment of such counsel is authorized by the Indemnifying Party in connection with the defense of such action, suit or proceeding, (2) the Indemnifying Party does not agree, promptly after the notice to it provided in subsection (a) above, that it is obligated to indemnify under the indemnity agreement contained in Section 12.2 hereof or (3) such Indemnified Party reasonably concludes that such action, suit or proceeding involves to a significant extent matters beyond the scope of the indemnity agreement contained in Section 12.2 hereof, or that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party, in any of which events the Indemnifying Party will not have the right to direct the defense of such action, suit or proceeding on behalf of the Indemnified Party and that portion of such fees and expenses reasonably related to matters covered by the indemnity agreement contained in Section 12.2 hereof will be borne by the Indemnifying Party. The Indemnified Party will be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is so represented. The Indemnifying Party will make available to the Indemnified Party and its attorneys and accountants all books and records of the Indemnifying Party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

(c) The Indemnifying Party will not make any settlement of any claims without the written consent of the Indemnified Party.

12.4 Remedies Cumulative. The remedies provided for in this Article 12 are cumulative and will not preclude assertion by the Indemnified Party of any other rights or the seeking of any other remedies against the Indemnifying Party.

12.5 Recoveries. In the event an Indemnified Party subsequently receives payment (including, without limitation, proceeds of insurance and payments on accounts receivable) with respect to a matter for which it has been indemnified by the Indemnifying Party, the Indemnified Party will promptly pay the amount of such payment up to the indemnification received, to the Indemnifying Party.

12.6 Characterization. Any amounts paid by an Indemnifying Party to an Indemnified Party pursuant to this Article 12 shall be treated for all Tax purposes as adjustments to the Transfer Price.

12.7 Payment of Claims. If the Closing has occurred, any amounts to be paid by A-G Tech hereunder shall be payable in full at A-G Tech’s election by A-G Tech tendering to Tice the number of Tice Common Shares with sufficient value to satisfy the claim. For this purpose, said shares shall be valued at the average closing price for Common Shares of Tice over the three (3) months immediately preceding the date the claim is paid. If the claim exceeds the value of the Tice shares held by A-G Tech, A-G Tech shall be required to pay cash to the extent of the amount of the cash advanced by Tice to A-G Tech and the liabilities of A-G Tech assumed and paid by Tice.

12.8 Limitations of Indemnification. Notwithstanding the foregoing provisions of this Article 12, neither party shall be liable (for indemnification or otherwise) with respect to any claim for indemnification unless the aggregate amount of all damages exceeds $100,000 in which case such party shall be liable for all damages (without regard to any deductible or threshold amount); provided further, however, that neither party shall be liable (for indemnification or otherwise) with respect to such matters in an aggregate amount in excess of the consideration received by A-G Tech. Except as otherwise expressly provided in the Agreement, no claim shall be brought with respect to this Agreement against any party hereto after the twenty-fourth (24th) month following Closing.

ARTICLE 13

MISCELLANEOUS

13.1 Expenses; Transfer Taxes. All fees, costs and expenses incurred by A-G Tech in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, legal and accounting fees and expenses, will be borne by A-G Tech. All fees and expenses incurred by Tice in connection with this Agreement will be borne by Tice. All sales taxes and all registration, recording or transfer taxes which may be payable in connection with the transactions contemplated by this Agreement will be borne by A-G Tech.

13.2 Parties in Interest. This Agreement is not assignable by either Tice or A-G Tech without the prior written consent of the other, except that without relieving Tice of any of its obligations under this Agreement, Tice may assign this Agreement to any affiliate of Tice. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the respective successors, heirs, legal representatives and permitted assigns of the parties hereto. This Agreement constitutes an agreement among the parties hereto and none of the agreements, covenants, representations or warranties contained herein is for the benefit of any third party not a party to this Agreement.

13.3 Entire Agreement; Amendments. This Agreement (including the Schedules and Exhibits attached hereto) contains the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties, and any condition to a party’s obligations hereunder may only be waived in writing by such party.

13.4 Headings. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

13.5 Notices. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing and shall be deemed given if delivered personally, if mailed (by registered or certified mail, return receipt requested and postage prepaid), if sent by reputable overnight courier service for next business day delivery, or if sent by facsimile transmission, as follows:

if to A-G Tech:	Atmospheric Glow Technologies, LLC 924 Corridor Park Blvd. Knoxville, Tennessee 34922 Attn.: Kimberly Kelly-Wintenberg Telephone: 865-777-3776 Facsimile:

with a copy to:	Lawrence E. Little 900 East Hill Avenue, Suite 130 Knoxville, Tennessee 37915

if to Tice:	Atmospheric Glow Technologies, Inc. 10267 Kingston Pike Knoxville, Tennessee 37922 Attn.: Charles R. West Telephone: (865) 531-0000 ext. 230 Facsimile: (865) 531-7911

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication will be effective on the date of receipt (or, if received on a non-business day, on the first business day after the date of receipt).

13.6 Publicity. The parties agree that, except for disclosures to be made by Tice pursuant to Federal securities laws or as otherwise required by law, the issuance of any reports, statements or releases pertaining to this Agreement or the transactions contemplated hereby will require mutual consent.

13.7 Counterparts. This Agreement may be signed in any number of counterparts and by different parties in separate counterparts, each of which will be deemed an original instrument, but all of which together will constitute one agreement. This Agreement will become effective when one or more counterparts have been signed by A-G Tech and Tice, and delivered to Tice and A-G Tech, respectively. Any party may deliver an executed copy of this Agreement (and an executed copy of any documents contemplated by this Agreement) by facsimile transmission to another party, and such delivery will have the same force and effect as any other delivery of a manually signed copy of this Agreement (or such other document).

13.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee.

13.9 Waivers. Any provision of this Agreement may be waived only by a written instrument executed by the party to be charged with such waiver. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

13.10 Defined Terms. Throughout this Agreement various terms have been defined by being enclosed in quotation marks, usually in parentheses, and used with their initial letters capitalized. Unless the context otherwise requires, such defined terms will have their designated meaning whenever used in this Agreement or any attached schedules. Unless an express reference is made to a different document, all references to a Section or Article shall be understood to refer to the indicated Section or Article of this Agreement, and all references to a Schedule or Exhibit shall be understood to refer to the indicated Schedule or Exhibit attached to this Agreement.

13.11 Construction. This Agreement is the result of negotiations between A-G Tech and Tice. No provision of this Agreement shall be construed against a party because of such party’s role as the drafter of the provision.

13.12 Attorneys Fees. If there is any litigation or arbitration proceeding between the parties related to this Agreement or the transactions contemplated by this Agreement, the prevailing party will be entitled to recover all reasonable costs and expenses (including, without limitation, reasonable attorneys’, accountants’ and other professional fees and expenses).

13.13 Arbitration. If the parties disagree as to any matter governed by this Agreement or relating to the transactions contemplated by this Agreement, the parties will promptly consult with one another in an effort to resolve the disagreement. If such effort is unsuccessful, any controversy or claim arising out of or relating to this Agreement, or the breach of this Agreement, will be settled exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (subject to the provisions stated below). Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrators will have the power to render equitable, as well as other, awards and relief. The arbitrators will have the power to award reasonable fees and expenses in accordance with Section 13.12 above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

A-G TECH:	Atmospheric Glow Technologies, LLC

	By:	/s/ KIMBERLY KELLY-WINTENBERG

	Title:	Chief Manager

TICE:	Atmospheric Glow Technologies, Inc. (formerly Tice Technology, Inc.)

	By:	/s/ CHARLES R. WEST

	Title:	President